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HOLD HARMLESS AGREEMENT

STATE OF GEORGIA

COUNTY OF HENRY



This Hold Harmless Agreement made and entered into this the 15th day of January, 1998 by and between Killearn, Inc., a Georgia Corporation (hereinafter "Killearn") and The Wimberly Investment Fund, L.P. (hereinafter "Wimberly") is as follows:

WHEREAS, on January 13, 1998, First Community Bank of Henry County did sell, assign, transfer, convey and set over unto Killearn, its successors and assigns, all of its rights, powers, interests, remedies and options under, in and to that certain Promissory Note from ProActive Technologies, Inc. (hereinafter "ProActive") to First Community, dated September 17, 1997 in the original principal amount of $866,869.43, (hereinafter called "Note") together with all collateral securing said Note, including all of ProActive's right title and interest in and to 288,650 shares of common stock in Killearn Properties, Inc. (hereinafter "The Shares").

WHEREAS, Wimberly has agreed to purchase the Shares from Killearn.

WHEREAS, as consideration for Wimberly's purchase of the Shares, Killearn has agreed to hold harmless and indemnify Wimberly from and against certain claims which may arise therefore.

NOW, THEREFORE, for and in consideration of the purchase of the Shares and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge by the parties, the parties do agree as follows:

1) Killearn shall hold harmless and indemnify Wimberly, its officers, agents and employees from and against any and all claims, demands or suits made or filed by ProActive arising from the purchase of the Shares.
2) In the event of such claim, Wimberly shall, within 5 days of the receipt of such claim, provide Killearn with written notice of the existence of such claim.
3) Killearn shall, within 15 days from receipt of such written notice of claim, obtain the services of an Attorney or Attorneys to be selected by Killearn to defend Wimberly. Killearn shall pay all costs and expenses arising from the defense of such claim, including Attorney's fees. The Attorney selected by Killearn, may represent Killearn, in the event both Killearn and Wimberly are subject of ProActive's claims.
4) In the event of any conflict of interest which arises with respect to the Attorney selected to defend Wimberly, Killearn shall select, at its sole option, a replacement Attorney to defend Wimberly. In such instance, Killearn shall continue to pay all Attorney's fees incurred in the defense of any claims filed by ProActive.
5) Wimberly shall not compromise, settle or negotiate any claim brought by ProActive against First Community arising from the purchase of the Shares without the prior written consent of Killearn.
6) Killearn shall, in its sole discretion, settle,compromise or negotiate any such claims raised by ProActive without the written consent of Wimberly.
7) Killearn shall pay any Final Judgment of a court of competent jurisdiction rendered against Wimberly, its officers, agents and employees in favor of ProActive or any other person or entity as a result of the purchase of the Shares.

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In Witness Whereof, the parties have hereunto set their respective hands and seals the day and year set forth above.


KILLEARN, INC.


BY: /s/ J.T. WILLIAMS, JR.
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TITLE:  President




Signed, sealed and delivered
In the presence of:

/s/ HEIDI BERGER
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Unofficial Witness

/s/ PEGGY D. JOHNSA
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Notary Public
My Commission Expires



THE WIMBERLY INVESTMENT FUND, L.P.

BY: /s/ JAMED M. BAKER
   ------------------------------------
TITLE: President of G.P.


BY:
TITLE:



Signed, sealed and delivered in the
Presence of:

/s/ HEIDI BERGER
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Unofficial Witness

/s/ PEGGY D. JOHNSA
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Notary Public
My Commission Expires: